Inuvo, Inc. Third Quarter 2022 Nov 15, 2022

Operator Comments:

Good morning, and welcome to the INUVO’s 2022 Third Quarter Conference Call. Today’s conference is being recorded. Ms. Natalya Rudman of Crescendo Communications, please go ahead.
Natalya Rudman (Investor Relations) Comments:

Thank you, operator, and good morning.

I’d like to thank everyone for joining us today for the INUVO third quarter 2022 shareholder update call. Today, INUVO’s Chief Executive Officer Richard Howe and Chief Financial Officer Wally Ruiz will be your presenters on the call.

We would also like to remind our shareholders that we filed our 10Q with the Securities and Exchange Commission yesterday.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement.

Inuvo, Inc. Third Quarter 2022 Nov 15, 2022

Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that bear upon forward-looking statements.

In addition, today's discussion will include references to non-GAAP measures. The Company believes that such information provides an additional measurement and consistent historical comparison of its performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is available in today's news release on our website.

With that, I’ll now turn the call over to CEO Richard Howe.

Richard Howe (CEO) Comments:

Thank you, Natalya, and thanks everyone for joining us today.

We are pleased to report our 6th consecutive quarter of year-over-year revenue growth for the third quarter of 2022. Year-to-date, revenues have increased 45% to $58.3 million for the nine months ended September 30, 2022, as compared to the same period last year. On a Trailing Twelve-Month basis, revenues have increased 47% to $78.1M.

For Q3 2022 we delivered $17.1 million in revenue. We experienced modest revenue growth for the third quarter year-over-year, which we believe was due in part to a

Inuvo, Inc. Third Quarter 2022 Nov 15, 2022

deceleration in consumer spending, the carryover effect of unknowingly purchasing invalid advertising from a well-known platform that we disclosed in the second quarter and from whom we are seeking full reimbursement, and the loss of an Agency client, which I will discuss in more detail in a few minutes.

As it relates to the invalid traffic, INUVO has reimbursed effected clients and we are withholding the payment due the platform until such time as the issue is resolved. In the interim, the platform has shut down our accounts and we estimate that this contributed roughly $1 million in lost revenue in Q3. We are currently in an arbitration proceeding with the platform regarding the dispute.

Inuvo provides digital advertising technology and services across channels. Our ValidClick platform principally serves advertising within the Search and Social channels while the IntentKey principally serves the connected television, online video, display, cable television and native channels.

Through the first nine months of 2022, both platforms experienced strong growth with the IntentKey and ValidClick up roughly 121% and 20% respectively year-over-year. The Social & Search related revenues from ValidClick represented roughly 67% of Revenues while the Programmatic revenues associated with the IntentKey represented 33%.

For the third quarter of 2022, IntentKey revenue increased 12% and ValidClick decreased 3% year-over-year. As was mentioned in the second quarter transcript, revenues in that quarter were seasonally higher than expected and as such, we messaged that Q3 could be impacted by a seasonal trend change in 2022 and the potential economic conditions that were looming, which turned out to be the case.

Inuvo, Inc. Third Quarter 2022 Nov 15, 2022

Gross margins remained healthy in the third quarter at roughly 60% and 58% for the three and nine-month periods. Adjusted EBITDA was a loss of roughly $2.6 million and while this was more than expected, we would expect this to improve heading into the fourth quarter. Adjusted EBITDA in the quarter was impacted mostly by lower revenues.

The Company’s core strategy continues to be a growth-oriented strategy. As we have messaged on previous calls, we believe the industry we serve is not prepared for the implications of a consumer privacy led future.

McKinsey and Company reported on this issue as early as April of 2021, where they suggested that this shift would begin to threaten the $152 billion-dollar annual US digital advertising industry starting in 2022 because that industry would lose access to consumer data.

It is well known that incumbents rarely make the transition from one technological paradigm to another. Rather, they continue to hang on and/or adapt the services and technology they currently use invariably leading to lost market share to companies like Inuvo who are not burdened by using outdated methods not aligned with the future.

The next few years will define the winners from the losers within the advertising industry and Inuvo is well positioned to be among the winners. Our opportunity remains to take market share during this period where these incumbents continue to use outdated technologies and therefore why growth is our #1 priority.

We have continued to deliver exceptional results for clients within the IntentKey platform where in the third quarter, we performed on average 44% better than our clients KPI’s. We have yet to lose a client due to performance. When we do lose a client, it is almost always related to campaigns we are providing to an Agency who owns the client relationship.

Inuvo, Inc. Third Quarter 2022 Nov 15, 2022

Most of US digital advertising spend occurs through these Agencies. In Q3 we lost an estimated $2 million dollars because of such a situation. In this case, our client, the Agency, lost accounts we were servicing to a competing Agency.

The frustration associated with this case was that one of the brands in question experienced the best month performance in their history immediately preceding the transition to the new Agency. That performance was the result of the IntentKey and yet the account was still lost.

We have remained in contact with the brand directly, and while they signed a twelve-month agreement with the new Agency, we may yet have an opportunity to win this brand back directly in 2023 as the performance delivered by the new agency continues to decline.

On the sales and marketing front we continue to build out a team of go-to-market executives capable of capitalizing on the opportunities resulting from a changing industry. We are supporting their efforts through marketing activities that raises the INUVO profile within that industry, while aligning our Brand with this Privacy future. Universally, we see growing concern related to performance within prospects, particularly those who rely heavily on traditional platforms for that performance.

We increased the size of the sales and account management team by approximately 20% in Q3 and they have been busy submitting proposals in preparation for next years media cycle. As our Brand is becoming more recognized, we are seeing larger potential deal opportunities emerge.

We noted in our Q2 call how we had started to deploy yet another artificial intelligence-based technology designed to solve an industry challenge itself a consequence of privacy and the deprecation of the cookie.

Inuvo, Inc. Third Quarter 2022 Nov 15, 2022

We now possess and make available to our clients, technology that can determine the contribution of each channel being used, as a part of the overall media-mix, to the performance metrics being optimized.

This technology can find the patterns in the historical performance related to individual channels and then suggest, for any given future period, what the optimal mix of media should be without using any consumer identity-based mechanisms.

This inability to understand, and improperly measure, the interactions between channels is a common reason Brands fail to expand and why they choose to limit the number of channels they use. For example, we currently have clients, for whom we are using this technology, who market their products across as many as 10 different advertising environments, both online and offline.

The complexity of determining how to optimize across these channels is beyond the scope of most of our industry because it requires significant data science and data warehouse competencies, which Inuvo possess.

For a Brand, it is imperative in this multi-channel advertising world, that they can move advertising budgets away from channels where the demand & supply characteristics are not optimal to channels where they are and then back again when those demand & supply metrics return. This must be done scientifically and just-in-time.

We see this new capability as a significant advancement within the industry and as a substantial differentiation as we continue to build an advertising and technology services company capable of meeting the needs of the future.

Inuvo, Inc. Third Quarter 2022 Nov 15, 2022

I would now like to turn the call over to Wally for a more detailed assessment of our financial performance within the quarter.

Ruiz (CFO) Comments:
Thank you, Rich, and good morning, everyone. I will recap the financial results for our third quarter of 2022.

As Rich mentioned, Inuvo reported revenue of $17.1 million for the quarter ended September 30, 2022; an increase of 1% compared to $16.8 million reported in the third quarter of the prior year.

Both platforms, ValidClick and IntentKey serve our multi-channel solutions to clients.
IntentKey revenue exceeded the prior year by approximately 12%, primarily due to new customers expanding their media spend. ValidClick revenue decreased by 3% compared to the same period in 2021 due to incidental issues resulting from the invalid advertising media acquired in the second quarter of this year.

Revenue split between IntentKey and ValidClick was 33% and 67%, respectively for the third quarter of 2022, that compares to 30% and 70%, respectively, for the same period last year.

Our revenue is less concentrated in 2022 than ever before. Our largest client represented 33% of our total revenue. The same quarter last year, our largest client represented 36% of our revenue.

Gross profit for the third quarter ended September 30, 2022 totaled $10.3 million as compared to $13.1 million for the same period last year. Gross profit margin for the third quarter of 2022 was 60% as compared to 78% for the same period last year.

Inuvo, Inc. Third Quarter 2022 Nov 15, 2022

The IntentKey platform has a lower gross margin than the ValidClick platform but has a greater overall net margin. The Inuvo gross margin decreases as IntentKey revenue becomes a greater percentage of total revenue.

In quarters past, cost of revenue was predominately payments to website publishers and app developers that hosted advertisements we served through the ValidClick platform yielding a very high gross margin.

As the Programmatic channels associated with the IntentKey continue to grow, they have become a larger percentage of our revenue and cost of revenue. IntentKey cost of revenue is predominately payments to advertising exchanges that provide access to a supply of advertising inventory into which we serve, on behalf of clients, advertisements using information predicted by the IntentKey artificial intelligence.

This is a greater cost than the historical payments we have made directly to publishers but at the same time on a net basis it is more profitable. The very high ValidClick gross margins also have a high cost of traffic acquisition, which is accounted for in operating expense as marketing costs. The IntentKey is not burdened with such costs.

Our gross margins are also dependent upon the mix of advertising channels we use to serve clients. Many of our clients require a multi-channel digital media solution. One of our advantages is the ability to serve highly targeted, prescriptive ads across multiple channels, such as video, mobile, connected TV, linear TV, display, social, search and native. Each of these channels yield varying gross margins depending on supply and demand. The optimization of the media mix for clients can vary from client to client and over time.

Inuvo, Inc. Third Quarter 2022 Nov 15, 2022

Generally, search and social are lower margin channels as we work within the walled gardens of the large internet platforms that support these channels. We have better opportunities for margin expansion in other channels related to the open web. We expect Inuvo gross margins for the remainder of the year to be roughly in line with the results of the first three quarters.

Operating expenses were $14.1 million in the third quarter of 2022 compared to $14.8 million in the prior year, a decrease of 5%.

The largest component of operating expense is marketing costs. Note, as I previously mentioned, marketing costs are predominantly traffic acquisition costs associated with ValidClick. Marketing costs were $8.6 million in the third quarter of this year compared to $10.2 million in the same quarter last year. The lower marketing cost is due to overall lower ValidClick revenue.

Going forward, we expect marketing costs as a percent of revenue to continue to decline as revenue from the IntentKey platform continues to grow in overall share of Inuvo revenue relative to ValidClick.

Compensation expense was $3.2 million in the third quarter this year compared to $2.8 million in the prior year primarily due to higher employee salary cost, higher stock-based compensation expense and accrued incentive pay. Our full-time and part-time employment was 92 on September 30, 2022, compared to 77 on September 30, 2021.

The majority of the increase in headcount occurred within sales, sales support and account management related to the IntentKey.

Inuvo, Inc. Third Quarter 2022 Nov 15, 2022

General and administrative expense increased by $381 thousand in the third quarter this year compared to the prior year due to higher doubtful debt allowance, professional fees, and travel & entertainment expense, partially offset by lower facilities expense and amortization expense.

Net financing expense was approximately $13 thousand in the third quarter of 2022 compared to $6 thousand expense in the same quarter last year. The expense was a net of $22 thousand of finance charges partially offset by $9 thousand of interest and dividend income from marketable securities.

Turning now to other income and expense, we reported an expense of $79 thousand that is associated with unrealized losses on trading securities as these securities are marked-to-market at quarter end.

We reported a net loss of $3.8 million or 3¢ per basic share compared to a $1.8 million net loss or 2¢ per basic share in the same quarter last year. The greater net loss in the current year quarter over the prior year is due primarily to $2.8 million lower gross profit offset only by a $765 thousand lower operating expense.

Net Income in this year’s quarter also includes $1.2 million non-cash depreciation, amortization, and stock compensation.

The adjusted EBITDA loss for the quarter ended September 30, 2022, was $2.6 million compared to a loss of $338 thousand last year.

On September 30, 2022, we had cash and cash equivalents and marketable securities of $7.7 million, and a net working capital of $5.9 million. In addition, we have a $5 million working capital line of credit which currently has no outstanding balance.

Inuvo, Inc. Third Quarter 2022 Nov 15, 2022

We maintain a simple capital structure with 120.1 million common shares outstanding, 4.9 million employee restricted stock units outstanding through an equity incentive plan and 300,000 warrants to purchase common stock.

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe (CEO) Closing Comments:

Thanks, Wally, at 45% year over year growth through the first three quarters of 2022, we anticipate delivering solid revenue growth for 2022 on a year over year basis and believe 2023 will be even more transformative for the Company.

Consequently, we remain laser focused on increasing the brand awareness and adoption of our IntentKey™ AI technology, which is garnering extremely positive feedback and is gaining traction within a market where current identity-based targeting technologies can no longer scale. Overall, we are building a highly scalable model, and expect to generate positive cash flow during the latter half of 2023 as we continue to grow revenue.

We believe our balance sheet remains strong enough to accommodate the working capital needs of the growing business. Should current fourth quarter trends continue, we would expect revenue to be between $19 and $20 million.

I will now turn the call over to the operator for questions.

Richard Howe Final Comments:
I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in our company.